Exhibit 99.1

Moleculin Biotech Completes Enrollment in Part A of Phase 2/3 R/R AML MIRACLE Trial, Keeping Program on Track for Q1 2027 Data Readout

–	Rapid completion of Part A enrollment underscores strong operational execution and investigator engagement in relapsed or refractory acute myeloid leukemia

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Full Part A population expected to provide important efficacy insights across subjects who relapsed from or were refractory to first line (1L) AML treatment, including intensive 7+3 and venetoclax-based regimens

–	Expect final Part A dataset to approximate 50/50 between 1L 7+3 and venetoclax-based regimens
–	Absence of cardiotoxicity continues to differentiate Annamycin from conventional anthracyclines

HOUSTON, September 29, 2026 /GlobeNewswire/ -- Moleculin Biotech, Inc. (Nasdaq: MBRX) (“Moleculin” or the “Company”) today announced that it has completed and closed enrollment in Part A of its pivotal Phase 2/3 MIRACLE trial evaluating Annamycin in combination with cytarabine (AnnAraC) for the treatment of adults with relapsed or refractory acute myeloid leukemia (R/R AML), with 89 subjects enrolled and an additional subject currently in screening. With Part A enrollment closed, the Company remains on track for its planned comprehensive data readout of Part A in the first quarter of 2027.

The rapid pace of enrollment underscores the significant unmet need in R/R AML as well as strong engagement from investigators and clinical sites participating in MIRACLE. The Company expects the expanded Part A dataset to provide important insight into the potential efficacy of AnnAraC across subjects who have relapsed from or are refractory to different first-line (1L) AML treatment approaches, including subjects previously treated with intensive 7+3 chemotherapy and those previously treated with venetoclax-based regimens. Such treatment approaches associated with 1L patient populations are commonly, while not universally, deemed as “fit” and “unfit”, respectively.

“Completing enrollment in Part A of MIRACLE is an important milestone for Moleculin and a strong demonstration of the operational execution behind this pivotal program,” said Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “We have maintained a rapid pace of enrollment in a global, randomized AML trial and, importantly, remain on track in the first quarter of 2027 for our planned comprehensive data readout – one much deeper in data than our first interim n45 readout. Our focus turns to the maturation and analysis of this substantially larger dataset and what it may tell us about the potential of AnnAraC across distinct and clinically important R/R AML patient populations such as “fit” and “unfit” subjects.”

Mr. Klemp continued, “We are particularly excited about the composition of the additional subjects enrolled in Part A and the opportunity that the full Part A population may provide to better understand efficacy based on prior 1L treatment. We estimate that Part A will end with approximately a 50/50 split between “fit” and “unfit” subjects, compared to a roughly 70/30 split, respectively, in the first 45 subjects in Part A. While we are mindful that this shift in composition to more “unfit” subjects represents a more challenging environment for achieving treatment responses, it should provide valuable insight into Annamycin’s ability to fill critical unmet needs. Lastly, we continue to see a lack of cardiotoxicity in MIRACLE’s blinded data.”

“Completing Part A enrollment reflects the execution of our team and investigators and moves us directly toward what we believe will be one of the most important milestones in Annamycin’s development,” Mr. Klemp added. “We are grateful to the patients and families participating in MIRACLE and to the investigators and clinical teams whose commitment has enabled us to reach this milestone at such a rapid pace. With enrollment complete and the trial on track for a comprehensive Q1 2027 readout, we believe Moleculin is entering a potentially defining period for the MIRACLE program.”

About the MIRACLE Trial

MIRACLE is a pivotal Phase 2/3 study of Annamycin in combination with cytarabine for the treatment of adult subjects with AML who are refractory to, or have relapsed (R/R) after, induction therapy. Part A of the trial is a randomized, double-blind portion of the study that compares two different doses of Annamycin plus cytarabine to a control arm of cytarabine plus placebo, all with just one cycle of therapy.

Importantly, as specified by the MIRACLE protocol, remission rates for all three arms, including the control arm, reflect outcomes measured after only a single cycle of therapy. The most commonly cited historical benchmarks in this setting, including the MIRROS and CLASSIC I studies, as well as Moleculin’s own MB-106 study, permitted multiple cycles of treatment. The Company therefore expects absolute remission rates for both the control and Annamycin arms to be lower than those reported in such multi-cycle datasets and believes the most meaningful comparison is the performance of the Annamycin arms relative to the concurrent, randomized control arm evaluated on the same single-cycle basis.

The comprehensive Part A analysis is expected to evaluate efficacy and safety across the complete randomized population and support selection of the optimal Annamycin dose for advancement into Part B of MIRACLE.

For additional information on the MIRACLE trial, please visit ClinicalTrials.gov and reference Identifier NCT06788756.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), has shown to be an efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is conducting the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design, multi-center, randomized, double-blind, placebo-controlled Phase 2/3 trial evaluating Annamycin in combination with cytarabine (also referred to as “Ara-C”), together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway toward a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the potential efficacy and safety of Annamycin and AnnAraC in R/R AML, expected timing of the comprehensive Part A data readout in Q1 2027, the anticipated composition of the Part A population including the expected approximate 50/50 split between fit and unfit subjects, the potential for Part A data to support dose selection for Part B, and the expectation that interim efficacy trends observed in a limited patient population will be confirmed in the full study population. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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